Exhibit 99.1

N E W S R E L E A S E

Investors:	John Penshorn	Brett Manderfeld
	952-936-7214	952-936-7216

Media:	Don Nathan
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP ANNOUNCES EARLY RESULTS OF ITS DEBT TENDER OFFERS AND

INCREASE OF THE TENDER CAP FOR ITS INTERMEDIATE-TERM NOTES

MINNEAPOLIS (January 25, 2010) — UnitedHealth Group (NYSE: UNH) today announced the early results for its previously announced modified “Dutch Auction” cash tender offers for certain of its notes. As of 5:00 p.m., New York City time, on January 22, 2010 (the “early participation date”), UnitedHealth Group received tenders for approximately (i) $472 million aggregate principal amount of its short-term notes, and (ii) $570 million aggregate principal amount of its intermediate-term notes, each listed in the table below. The tendered notes exceed the previously announced tender caps of $200 million and $550 million for the short-term notes and the intermediate-term notes, respectively.

UnitedHealth Group announced that it is raising the tender cap of the intermediate-term notes from $550 million to $575 million. As a result of this increase, UnitedHealth Group extended (i) the expiration date of the tender offers to 12:00 midnight, New York City time, on February 5, 2010, and (ii) the reference yield determination date of the tender offers, as described in the Offer to Purchase dated January 6, 2010, to 2:00 p.m., New York City time, on February 3, 2010. Withdrawal rights for the tender offers have expired and have not been extended.

As of the early participation date, notes validly tendered and not validly withdrawn were as follows:

Title of Security	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered as of the Early Participation Date	Percent of Outstanding Principal Amount Tendered(1)
Short-Term Notes
5.250% Notes due 2011	91324PAP7	$750,000,000	$107,564,000	14.3%
5.500% Notes due 2012	91324PBA9	$450,000,000	$207,827,000	46.2%
4.875% Notes due 2013	91324PBH4	$550,000,000	$75,361,000	13.7%
4.875% Notes due 2013	91324PAE2	$450,000,000	$80,931,000	18.0%

Intermediate-Term Notes
4.750% Notes due 2014	91324PAH5	$250,000,000	$79,223,000	31.7%
5.000% Notes due 2014	91324PAL6	$500,000,000	$108,278,000	21.7%
4.875% Notes due 2015	91324PAM4	$500,000,000	$80,187,000	16.0%
5.375% Notes due 2016	91324PAQ5	$750,000,000	$149,589,000	19.9%
6.000% Notes due 2017	91324PAW2	$500,000,000	$60,434,000	12.1%
6.000% Notes due 2017	91324PBC5	$250,000,000	$92,784,000	37.1%

(1)	Rounded to the nearest one tenth of one percent.

Holders who validly tendered and did not withdraw their notes on or prior to the early participation date, and whose notes are purchased pursuant to the tender offers, will be entitled to receive the total consideration, which includes an early participation amount of $30.00 per $1,000 principal amount of notes accepted for purchase (the “early participation amount”). Holders who have not already tendered their notes may continue to do so at any time prior to the expiration date, but such holders will not be entitled to receive the early participation amount.

UnitedHealth Group may amend, extend or terminate the tender offers at any time.

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase any notes. The tender offers are being made solely pursuant to an Offer to Purchase and related documents. The tender offers are not being made in any jurisdiction in which the making of or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither UnitedHealth Group, any Dealer Manager, nor the Information Agent and Depositary makes any recommendation as to whether holders should tender their notes pursuant to the tender offers. Holders must make their own decisions whether to tender notes and, if so, the principal amount of notes to tender.

UnitedHealth Group has retained BofA Merrill Lynch, Citi, J.P. Morgan and RBS as Dealer Managers for the tender offers. Global Bondholder Services Corp. is the Information Agent and Depositary for the tender offers.

For additional information regarding the terms of the tender offers, please contact: BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-4603 (collect), Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect), J. P. Morgan at (866) 834-4666 (toll-free) or (212) 834-3424 (collect) or RBS at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Requests for documents and questions regarding the tendering of notes may be directed to Global Bondholder Services Corp. at (212) 430-3774 (for banks and brokers only) or (866) 470-4200 (for all others toll-free).

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. A list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

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